Exhibit 99.1

NEWS RELEASE Investor Contact: Tim Sedabres, Vice President, Finance 920-491-7059 Media Contact: Autumn Latimore, Public Relations Director 414-278-1860

Associated Banc-Corp Declares Quarterly Cash Dividend on

8.00% Perpetual Preferred Stock, Series B Depositary Shares

GREEN BAY, Wis. –– November 30, 2011 –– The Board of Directors of Associated Banc-Corp (NASDAQ: ASBC; NYSE: ABW pr B) has announced today it declared a regular quarterly cash dividend of $.50 per depositary share of the 8.00% Perpetual Preferred Stock, Series B payable on December 15, 2011, to shareholders of record on December 12, 2011.

About Associated Banc-Corp

Associated Banc-Corp (NASDAQ: ASBC) has total assets of $22 billion and is one of the top 50 financial services holding companies operating in the United States. Headquartered in Green Bay, Wis., Associated has approximately 270 banking locations serving more than 150 communities throughout Wisconsin, Illinois and Minnesota. The company offers a full range of banking services and other financial products and services. More information about Associated Banc-Corp is available at www.associatedbank.com.

Statements made in this document that are not purely historical are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. This includes any statements regarding management’s plans, objectives, or goals for future operations, products or services, and forecasts of its revenues, earnings, or other measures of performance. Forward-looking statements are based on current management expectations and, by their nature, are subject to risks and uncertainties. These statements may be identified by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “estimate,” “should,” “will,” “intend,” or similar expressions. Outcomes related to such statements are subject to numerous risk factors and uncertainties including those listed in the Company’s most recent Annual Report filed on Form 10-K as updated by the Company’s most recent Form 10-Q.

# # #